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                                                                  EXHIBIT 99.1


                       [AMERICA SERVICE GROUP INC. LOGO]
                                  NEWS RELEASE


CONTACT: MICHAEL CATALANO                            MICHAEL W. TAYLOR
         CHAIRMAN, PRESIDENT AND                     SENIOR VICE PRESIDENT AND
         CHIEF EXECUTIVE OFFICER                     CHIEF FINANCIAL OFFICER
         (615) 373-3100                              (615) 373-3100


              AMERICA SERVICE GROUP ANNOUNCES CONTRACT SIGNING WITH
                          COMMONWEALTH OF PENNSYLVANIA
         --------------------------------------------------------------
         COMPANY TO PROVIDE STATEWIDE MEDICAL SERVICES TO 40,000 INMATES

BRENTWOOD, Tennessee (August 28, 2003) -- America Service Group Inc. (NASDAQ:
ASGR) announced today that its wholly owned subsidiary, Prison Health Services, Inc. (PHS), has executed a contract with the Commonwealth of Pennsylvania Department of Corrections (DOC) to provide statewide medical services, commencing September 1, 2003.

The contract represents total revenues of approximately $300 million over its five-year term and covers 40,000 inmates housed in all 27 DOC facilities across the state. PHS will be responsible for providing on-site medical care as well as off-site specialty and hospital-based services. The contract structure is among the most progressive in the nation, representing a best value purchase for Pennsylvania taxpayers by incorporating defined risk and cost-sharing mechanisms.

"We are delighted to renew our relationship with the Pennsylvania Department of Corrections," said Lawrence H. Pomeroy, Senior Vice President and Chief Development Officer," and we look forward to a long-term partnership in delivering high quality, cost-effective medical care."

America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.

This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services; increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies; the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; and the Company's dependence on key personnel. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.


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